                                                                   EXHIBIT 23.2

                    CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 30, 1999, except as to Note 14 which is as of January 7, 2000 and except as to the pooling of interests with Cygnus which is as of January 7, 2000, relating to the financial statements of Red Hat, Inc., which appears in such Registration Statement. We also consent to the use in this Registration Statement on Form S-1 of our report dated December 16, 1999 relating to the financial statements of Hell's Kitchen Systems, Inc., which appears in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina

January 28, 2000